Exhibit 10.1
2002
LILLY STOCK PLAN
As amended effective January 1, 2009
The 2002 Lilly Stock Plan (“2002 Plan”) authorizes the Board of Directors of Eli Lilly and Company (“Board”) and the Compensation Committee of the Board, as applicable, to provide officers and other employees of Eli Lilly and Company and its subsidiaries and nonemployee directors of Eli Lilly and Company (“Nonemployee Directors”) with certain rights to acquire shares of Eli Lilly and Company common stock (“Lilly Stock”). The Company believes that this incentive program will benefit the Company’s shareholders by allowing the Company to attract, motivate, and retain employees and directors and by providing those employees and directors stock-based incentives to strengthen the alignment of interests between those persons and the shareholders. For purposes of the 2002 Plan, the term “Company” shall mean Eli Lilly and Company and its subsidiaries, unless the context requires otherwise.
1. Administration.
(a)	Grants to Eligible Employees. With respect to Grants to Eligible Employees (as those terms are defined in Sections 2 and 3(a), respectively), the 2002 Plan shall be administered and interpreted by the Compensation Committee of the Board consisting of not less than two independent directors appointed by the Board from among its members. A person may serve on the Compensation Committee for purposes of administration and interpretation of the 2002 Plan only if he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) satisfies the New York Stock Exchange rules for independence. The Compensation Committee may, subject to the provisions of the 2002 Plan, from time to time establish such rules and regulations and delegate such authority to administer the 2002 Plan as it deems appropriate for the proper administration of the Plan, except that no such delegation shall be made in the case of awards intended to be qualified under Rule 16b-3 of the 1934 Act or Section 162(m) of the Code. The decisions of the Compensation Committee or its authorized designees (the “Committee”) shall be made in its sole discretion and shall be final, conclusive, and binding with respect to the interpretation and administration of the 2002 Plan and any Grant made under it.

(b)	Grants to Nonemployee Directors. With respect to Stock Option Grants made to Nonemployee Directors pursuant to Section 8, the Board shall serve to administer and interpret the 2002 Plan and any such Grants, and all duties, powers and authority given to the Committee in subsection (a) above or elsewhere in the 2002 Plan in connection with Grants to Eligible Employees shall be deemed to be given to the Board in its sole discretion in connection with Stock Option Grants to Nonemployee Directors.
2. Grants.
Incentives under the 2002 Plan shall consist of incentive stock options or other forms of tax-qualified stock options under the Code, nonqualified stock options, performance awards, stock appreciation rights, stock unit awards, and restricted stock grants (collectively,

“Grants”). The Committee shall approve the form and provisions of each Grant to Eligible Employees and the Board shall approve the form and provisions of each Stock Option Grant to Nonemployee Directors. All Grants shall be subject to the terms and conditions set out herein and to such other terms and conditions consistent with the 2002 Plan as the Committee or Board, as applicable, deems appropriate. Grants under a particular section of the 2002 Plan need not be uniform and Grants under two or more sections may be combined in one instrument. The Committee shall determine the fair market value of Lilly Stock for purposes of the 2002 Plan.
3. Eligibility for Grants.
(a)	Grants to Eligible Employees. Grants may be made to any employee of the Company, including a person who is also a member of the Board of Directors (“Eligible Employee”). The Committee shall select the persons to receive Grants (“Grantees”) from among the Eligible Employees and determine the number of shares subject to any particular Grant.

(b)	Grants to Nonemployee Directors. Grants may be made to any member of the Board who is not an employee of the Company (a “Nonemployee Director”). The Board shall select the persons who will receive Grants (“Grantees”) from among the Nonemployee Directors and determine the number of shares subject to any particular Grant.
4. Shares Available for Grant.
(a)	Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Lilly Stock that may be issued or transferred under the 2002 Plan shall be the sum of the following amounts:
(i)	119,000,000 shares;

(ii)	Any shares of Lilly Stock subject to an award hereunder or under the 1989, 1994 or 1998 Lilly Stock Plans (the “Prior Shareholder-Approved Plans”) which, after the effective date of the 2002 Plan:
a.	are not issued or transferred in connection with a Stock Option, Stock Appreciation Right or Stock Unit Award due to termination, lapse, surrender or forfeiture;

b.	are not issued or transferred in connection with the payment of a Performance Award due to termination, lapse, surrender, forfeiture, failure to achieve Performance Goals, or payment in cash in lieu of shares pursuant to Section 6(c); or

c.	are forfeited under a Restricted Stock Grant.
(iii)	Upon the termination or expiration of the 1998 Lilly Stock Plan, any shares of Lilly Stock that remained available for grant under that plan at the time of termination or expiration; and
(iv)	The number of shares of Lilly Stock exchanged by a Grantee as full or partial payment to the Company of the exercise price of a Stock Option that was granted hereunder or under a Prior Shareholder-Approved Plan or withheld for taxes under Sections 5(e), 7(c), 9(e) or 10(c).
The shares may be authorized but unissued shares or treasury shares.
(b)	Adjustment Provisions. If any subdivision or combination of shares of Lilly Stock or any stock dividend, reorganization, recapitalization, or consolidation or merger with Eli Lilly and Company as the surviving corporation occurs, or if additional shares or new or different shares or other securities of the Company or any other issuer are distributed with respect to the shares of Lilly Stock through a spin-off or other extraordinary distribution, the Committee shall make such adjustments as it determines appropriate in the number of shares of Lilly Stock that may be issued or transferred in the future under Sections 4(a), 5(f) and (g), 6(f), and 9(d). The Committee shall also adjust as it determines appropriate the number of shares and Option Price or base price as applicable in outstanding Grants made before the event. It is intended that any such adjustment shall, to the extent necessary, be structured for compliance with the requirements of Section 409A of the Code.
5. Stock Option Grants to Eligible Employees.
The Committee may grant to Eligible Employees options qualifying as incentive stock options under the Code (“Incentive Stock Options”), other forms of tax-favored stock options under the Code, and nonqualified stock options (collectively, “Stock Options”). All Stock Options granted under the Plan are intended to comply with the requirements for exemption under Section 409A of the Code. The Committee shall determine the terms and conditions applicable to Stock Options granted to Eligible Employees consistent with the following:
(a)	Option Price. The Committee shall determine the price or prices at which Lilly Stock may be purchased by the Grantee under a Stock Option (“Option Price”) which shall be not less than the fair market value of Lilly Stock on the date the Stock Option is granted (the “Grant Date”). In the Committee’s discretion, the Grant Date of a Stock Option may be established as the date on which Committee action approving the Stock Option is taken or any later date specified by the Committee. Once established, the Option Price may not be reduced except in the case of adjustments under Section 4(b).

(b)	Option Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The period shall not exceed ten years from the Grant Date in the case of an Incentive Stock Option, and eleven years in the case of any other Stock Option.

(c)	Exercise of Option. A Stock Option will be deemed exercised by a Grantee upon delivery of (i) a notice of exercise to the Company or its representative as designated by the Committee, and (ii) accompanying payment of the Option Price if the Stock Option requires such payment at the time of exercise. The notice of exercise, once delivered, shall be irrevocable.
(d)	Satisfaction of Option Price. A Stock Option may require payment of the Option Price upon exercise or may specify a period not to exceed 30 days following exercise within which payment must be made (“Payment Period”). The Grantee shall pay or cause to be paid the Option Price in cash, or with the Committee’s permission, by delivering (or providing adequate evidence of ownership of) shares of Lilly Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and such shares. If the Grantee fails to pay the Option Price within the Payment Period, the Committee shall have the right to take whatever action it deems appropriate, including voiding the option exercise or voiding that part of the Stock Option for which payment was not timely received. The Company shall not deliver shares of Lilly Stock upon exercise of a Stock Option until the Option Price and any required withholding tax are fully paid.
(e)	Share Withholding. With respect to any Stock Option, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of the nonqualified option by having the Company withhold shares of Lilly Stock having a fair market value equal to the amount of the withholding tax.

(f)	Limits on Individual Grants. No individual Grantee may be granted Stock Options or Stock Appreciation Rights, considered together, under the 2002 Plan for more than 3,500,000 shares of Lilly Stock in any period of three consecutive calendar years.

(g)	Limits on Incentive Stock Options. The aggregate fair market value of the stock covered by Incentive Stock Options granted under the 2002 Plan or any other stock option plan of the Company or any subsidiary or parent of the Company that become exercisable for the first time by any employee in any calendar year shall not exceed $100,000 (or such other limit as may be established by the Code). The aggregate fair market value for this purpose will be determined at the Grant Date. An Incentive Stock Option shall not be granted to any Eligible Employee who, on the Grant Date, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary or parent of the Company. Not more than 30,000,000 shares of Lilly Stock may be issued or transferred under the 2002 Plan in the form of Incentive Stock Options.
6. Performance Awards to Eligible Employees.
The Committee may grant to Eligible Employees Performance Awards, which shall be denominated at the time of grant in shares of Lilly Stock. Payment under a Performance Award shall be made, at the discretion of the Committee, in shares of Lilly Stock (“Performance Shares”), or in cash or in any combination thereof, if the financial or market performance of the Company or any subsidiary, division, or other unit of the Company (“Business Unit”) selected by the Committee meets certain goals established by the Committee for the Award Period. The following provisions are applicable to Performance Awards:
(a)	Award Period. The Committee shall determine and include in the Grant the period of time (which shall be four or more consecutive fiscal quarters) for which a Performance Award is made (“Award Period”). Grants of Performance Awards need not be uniform with respect to the length of the Award Period. Award Periods for different Grants may overlap. A Performance Award may not be granted for a given Award Period after one half (1/2) or more of such period has elapsed, or in the case of an Award intended to be qualified under Section 162(m) of the Code, after 90 days or more of such period has elapsed.
(b)	Performance Goals and Payment. Before a Grant is made, the Committee shall establish objectives (“Performance Goals”) that must be met by the Business Unit during the Award Period as a condition to payment being made under the Performance Award. The Performance Goals, which must be set out in the Grant, are limited to earnings per share; divisional income; net income; return on equity; sales; divisional sales; economic value added (EVA); market value added (MVA); any of the foregoing before the effect of acquisitions, divestitures, accounting changes, restructuring and special charges, and other unusual gains or losses (determined according to criteria established by the Committee at or within 90 days after the time of grant); total shareholder return; or stock price goals. The Committee shall also set forth in the Grant the number of Performance Shares to be made under a Performance Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 6(f)). A Performance Award shall become payable to a Grantee at the time or times determined by the Committee and set forth in the award agreement, which may be upon or following the vesting of the award. The payment terms under a Performance Award shall be established in compliance with the requirements of Section 409A of the Code.

(c)	Computation of Payment. After an Award Period, the performance of the Business Unit during the period shall be measured against the Performance Goals. Prior to payment the Committee shall certify in writing as to the performance achieved against the Performance Goals and certify the number of Performance Shares, if any, or the amount of payment, if any, to be made under a Performance Award in accordance with the grant for each Grantee. The Committee, in its sole discretion, may elect to pay part or all of the Performance Award in cash in lieu of issuing or transferring Performance Shares. The cash payment shall be based on the fair market value of Lilly Stock on the date of payment (subject to Section 6(f)). The Company shall promptly notify each Grantee of the number of Performance Shares and the amount of cash, if any, he or she is to receive.

(d)	Revisions for Significant Events. At any time before payment is made, the Committee may revise the Performance Goals and the computation of payment if unusual events occur during an Award Period which have a substantial effect on the Performance Goals and which in the judgment of the Committee make the application of the Performance Goals unfair unless a revision is made; provided, however, that no such revision shall be permissible with respect to a Performance Award intended to qualify for exemption under Section 162(m) of the Code, except that the Committee (i) may provide in the terms of any such Performance Award that revisions to the Performance Goals shall be made on a non-discretionary basis upon the occurrence of one or more specific objective events, the occurrence of which are substantially uncertain at the time of grant, and (ii) may in its discretion make a revision with respect to such Performance Award that results in a lesser payment than would have occurred without the revision or in no payment at all.
(e)	Requirement of Employment. To be entitled to receive payment under a Performance

Award, a Grantee must remain in the employment of the Company to the end of the Award Period, except that the Committee may provide for partial or complete exceptions to this requirement as it deems equitable in its sole discretion, consistent with maintaining the exemption under Section 162(m) of the Code. The Committee may impose additional conditions on the Grantee’s entitlement to receive payment under a Performance Award.
(f)	Maximum Payments. No individual may receive Performance Award payments in respect of Performance Awards in excess of 600,000 shares of Lilly Stock in any calendar year. For purposes of determining the maximum payment under this subsection, payment in cash of all or part of a Performance Award will be deemed an issuance of the number of shares with respect to which such cash payment is made.
7. Restricted Stock Grants to Eligible Employees.
The Committee may issue or transfer shares of Lilly Stock to an Eligible Employee under a Restricted Stock Grant. Upon the issuance or transfer, the Grantee shall be entitled to vote the shares and to receive any dividends paid. The following provisions are applicable to Restricted Stock Grants:
(a)	Requirement of Employment. If the Grantee’s employment terminates during the period designated in the Grant as the “Restriction Period,” the Restricted Stock Grant terminates and the shares immediately revert to the Company. However, the Committee may provide for partial or complete exceptions to this requirement as it deems equitable.

(b)	Restrictions on Transfer. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Lilly Stock except to a Successor Grantee under Section 13(a). Each certificate for shares issued or transferred under a Restricted Stock Grant shall be held in escrow by the Company until the expiration of the Restriction Period.

(c)	Withholding Tax. Before delivering the certificate for shares of Lilly Stock to the Grantee, Lilly may require the Grantee to pay to the Company any required withholding tax. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax requirement by having the Company withhold shares of Lilly Stock from the Grant having a fair market value equal to the amount of the withholding tax. In the event the Grantee fails to pay the withholding tax within the time period specified in the Grant, the Committee may take whatever action it deems appropriate, including withholding or selling sufficient shares from the Grant to pay the tax and assessing interest or late fees to the Grantee.

(d)	Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse (i) upon the expiration of the Restriction Period if all conditions stated in Sections 7(a), (b) and (c) have been met or (ii) as provided under Section 12(a)(ii). The Grantee shall then be entitled to delivery of the certificate.
8. Stock Option Grants to Nonemployee Directors

The Board may grant Stock Options to Nonemployee Directors and may determine the terms and conditions applicable to such Stock Options consistent with the following provisions:
(a)	Option Price. The Board shall determine the price or prices at which Lilly Stock may be purchased by the Nonemployee Director under a Stock Option (“Option Price”) which shall be not less than the fair market value of Lilly Stock on the date the Stock Option is granted (the “Grant Date”). In the Board’s discretion, the Grant Date of a Stock Option may be established as the date on which Board action approving the Stock Option is taken or any later date specified by the Board. Once established, the Option Price may not be reduced except in the case of adjustments under Section 4(b).

(b)	Option Exercise Period. The Board shall determine the option exercise period of each Stock Option. The period shall not exceed ten years from the Grant Date. Unless the Board shall otherwise expressly provide in a Stock Option agreement, in the event a Grantee’s service on the Board is terminated, any Stock Option held by such Grantee shall remain exercisable for five years after such termination (or until the end of the option exercise period, if earlier). In the event a Nonemployee Director is removed from the Board for “cause” (as determined in accordance with applicable state law and the Articles of Incorporation of Lilly), any Stock Option held by that Nonemployee Director shall terminate immediately.

(c)	Exercise of Option. A Stock Option will be deemed exercised by a Nonemployee Director upon delivery of (i) a notice of exercise to Lilly or its representative as designated by the Board, and (ii) accompanying payment of the Option Price if the Stock Option requires such payment at the time of exercise. The notice of exercise, once delivered, shall be irrevocable.

(d)	Satisfaction of Option Price. A Stock Option may require payment of the Option Price upon exercise or may specify a period not to exceed 30 days following exercise within which payment must be made (“Payment Period”). The Grantee shall pay or cause to be paid the Option Price in cash, or with the Board’s permission, by delivering (or providing adequate evidence of ownership of) shares of Lilly Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the Option Price, or a combination of cash and such shares. If the Grantee fails to pay the Option Price within the Payment Period, the Board shall have the right to take whatever action it deems appropriate, including voiding the option exercise or voiding that part of the Stock Option for which payment was not timely received. Lilly shall not deliver shares of Lilly Stock upon exercise of a Stock Option until the Option Price and any required withholding tax are fully paid. All Stock Options granted to Nonemployee Directors under the Plan are intended to comply with the requirements for exemption under Section 409A of the Code.
9. Stock Appreciation Rights to Eligible Employees.
The Committee may grant Stock Appreciation Rights to Eligible Employees. A Stock Appreciation Right is an award in the form of a right to receive, upon exercise or settlement of the right but without other payment, an amount based on appreciation in the fair market value of shares of Lilly Stock over a base price established for the Award. Stock Appreciation Rights shall be settled or exercisable at such time or times and upon conditions as may be approved by the Committee, provided that the Committee may accelerate the exercisability of a Stock Appreciation Right at any time. All Stock Appreciation Rights granted under the Plan are intended to comply with the requirements for exemption under Section 409A of the Code. The following provisions are applicable to Stock Appreciation Rights:
(a)	Freestanding Stock Appreciation Rights. A Stock Appreciation Right may be granted without any related Stock Option, and in such case, will be settled or exercisable at such time or times as determined by the Committee, but in no event after eleven years from the Grant Date. The Committee shall determine the base price of a Stock Appreciation Right granted without any related Option, provided, however, that such base price per share shall not be less than the fair market value of Lilly Stock on the Grant Date.

(b)	Tandem Stock Appreciation Rights. A Stock Appreciation Right may be granted in connection with a Stock Option, either at the time of grant or at any time thereafter during the term of the Stock Option. A Stock Appreciation Right granted in connection with a Stock Option will entitle the holder, upon exercise, to surrender the Stock Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such Stock Appreciation Right is exercised, and to receive payment of an amount computed as described in Section 9(c). The Stock Option will, to the extent and when surrendered, cease to be exercisable. A Stock Appreciation Right granted in connection with a Stock Option hereunder will have a base price per share equal to the per share exercise price of the Stock Option, will be exercisable at such time or times, and only to the extent, that the related Stock Option is exercisable, and will expire no later than the related Stock Option expires. If a related Stock Option is exercised in whole or in part, then the SAR related to the shares purchased terminates as of the date of such exercise.

(c)	Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon settlement or exercise, as applicable, to receive payment of an amount determined by multiplying: (i) the excess of the fair market value of a share of Lilly Stock on the date of settlement or exercise of the Stock Appreciation Right over the base price of the Stock Appreciation Right, by (ii) the number of shares as to which the Stock Appreciation Right is settled or exercised. Payment of the amount determined under the foregoing will be made in shares of Lilly Stock valued at their fair market value on the date of settlement or exercise, as applicable, subject to applicable tax withholding requirements.

(d)	Limits on Individual Grants. No individual Grantee may be granted Stock Options or Stock Appreciation Rights, considered together, under the 2002 Plan for more than 3,500,000 shares of Lilly Stock in any period of three consecutive calendar years.
(e)	Share Withholding. With respect to any Stock Appreciation Right, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise or settlement of the right by having the Company withhold shares of Lilly Stock having a fair market value equal to the amount of the withholding tax.
10. Stock Unit Awards to Eligible Employees.
The Committee may grant Stock Unit Awards to Eligible Employees. A Stock Unit Award is an award of a number of hypothetical share units with respect to shares of Lilly Stock that are granted subject to such vesting and transfer restrictions and conditions of payment as the Committee shall determine and set forth in an award agreement. The value of each unit under a Stock Unit Award is equal to the fair market value of the Lilly Stock on any applicable date of determination. A Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Stock Unit Award may be granted, at the discretion of the Committee, together with a dividend equivalent right with respect to the same number of shares of Lilly Stock. The following provisions are applicable to Stock Unit Awards:
(a)	Vesting of Stock Unit Awards. On the Grant Date, the Committee shall determine any vesting requirements with respect to a Stock Unit Award, which shall be set forth in the award agreement, provided that the Committee may accelerate the vesting of a Stock Unit Award at any time. Vesting requirements may be based on the continued employment of the Grantee with the Company for a specified time period or periods. Vesting requirements may also be based on the attainment of specified performance goals or measures established by the Committee. A Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date.

(b)	Payment of Stock Unit Awards. A Stock Unit Award shall become payable to a Grantee at the time or times determined by the Committee and set forth in the award agreement, which may be upon or following the vesting of the award. The payment with respect to each share unit under a Stock Unit Award shall be determined by reference to the fair market value of Lilly Stock on each applicable payment date. Payment will be made in shares of Lilly Stock or cash at the discretion of the Committee. The payment terms under a Restricted Stock Unit shall be established in compliance with the requirements of Section 409A of the Code.

(c)	Share Withholding. With respect to any Stock Unit Award, the Committee may, in its discretion and subject to such rules as the Committee may adopt, permit or require the Grantee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the payment of the award by having the Company withhold shares of Lilly Stock having a fair market value equal to the amount of the withholding tax.
11. Amendment and Termination of the 2002 Plan.
(a)	Amendment. The Board may amend or terminate the 2002 Plan, but no amendment shall (i) allow the repricing of Stock Options or Stock Appreciation Rights at a price below the original Option Price or base price as applicable; (ii) allow the grant of Stock Options or Stock Appreciation Rights at an Option Price (or base price as applicable) below the fair market value of Lilly Stock on the Grant Date; (iii) increase the number of shares authorized for issuance or transfer pursuant to Section 4(a); or (iv) increase the maximum limitations on the number of shares subject to Grants imposed under Sections 5(f), 5(g), 6(f), or 9(d), unless in any case such amendment receives approval of the shareholders of the Company.
(b)	Termination of 2002 Plan; Resubmission to Shareholders. The 2002 Plan shall remain in effect until April 20, 2020 or until earlier terminated by the Board. To the extent required under Section 162(m) of the Code, the material terms of the 2002 Plan will be submitted to the shareholders of the Company for reapproval not later than the annual meeting of shareholders that occurs in 2013 if the Plan has not been terminated at that time.

(c)	Termination and Amendment of Outstanding Grants. A termination or amendment of the 2002 Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 13(e). The termination of the 2002 Plan shall not impair the power and authority of the Committee with respect to outstanding Grants. Whether or not the 2002 Plan has terminated, an outstanding Grant may be terminated or amended under Section 13(e) or may be amended (i) by agreement of the Company and the Grantee consistent with the 2002 Plan or (ii) by action of the Committee provided that the amendment is consistent with the 2002 Plan and is found by the Committee not to impair the rights of the Grantee under the Grant.
12. Change in Control.
(a)	Effect on Grants. The Committee may provide in the agreement relating to a Grant or at any later date, that upon the occurrence of a Change in Control (as defined below) the following shall occur:
(i)	In the case of Stock Options, each outstanding Stock Option that is not then fully exercisable shall automatically become fully exercisable and shall remain so for the period permitted in the agreement relating to the Grant;

(ii)	The Restriction Period on all outstanding Restricted Stock Grants shall automatically expire and all restrictions imposed under such Restricted Stock Grants shall immediately lapse;

(iii)	Each Grantee of a Performance Award for an Award Period that has not been completed at the time of the Change in Control shall be deemed to have earned a minimum Performance Award equal to the product of (y) such Grantee’s maximum award opportunity for such Performance Award, and (z) a fraction, the numerator of which is the number of full and partial months that have elapsed since the beginning of such Award Period to the date on which the Change in Control occurs, and the denominator of which is the total number of months in such Award Period; provided, however, that nothing in this subsection shall prejudice the right of the Grantee to receive a larger payment under such Performance Award pursuant to the terms of the Award or under any other plan of the Company;
(iv)	Each outstanding Stock Appreciation Right that is not then fully exercisable shall automatically become fully exercisable and shall remain so for the period permitted in the agreement relating to the Grant; and
(v)	Each outstanding Stock Unit Award shall fully and immediately vest and become payable.
(b)	Change in Control. “Change in Control” shall mean: (A) a change in ownership of the Company under paragraph (i) below, or (B) a change in effective control of the Company under paragraph (ii) below, or (C) a change in the ownership of a substantial portion of the assets of the Company under paragraph (iii) below.
(i)	Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (iv), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the corporation (within the meaning of paragraph (ii) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (i) applies only when there is a transfer of stock of the Company and stock in the Company remains outstanding after the transaction.

(ii)	Change in the Effective Control of the Company. A change in the effective control of the Company shall occur on the date that either (a) any one person, or more than one person acting as a group (as defined in paragraph (iv)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company (or which would have such voting power but for the application of the Indiana Control Share Statute), provided, however, that an acquisition of Voting Stock directly from the Company shall not constitute a change in effective control of the Company; or (b) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.
(iii)	Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (iv)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iv). For purposes of this paragraph (iii), a person’s status is determined immediately after the transfer of the assets.
(iv)	Persons Acting As a Group. For the purposes of paragraphs (i), (ii), and (iii), persons will not be considered to be acting as a group solely because they purchase or own assets or stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
(e) Each of the sub-paragraphs (i) through (iv) above shall be construed and interpreted consistent with the requirements of Section 409A of the Code and any Treasury regulations or other guidance issued thereunder.
13. General Provisions.
(a)	Prohibitions Against Transfer.
(i)	Except as provided in part (ii) of this subparagraph, during a Grantee’s lifetime, only the Grantee or his or her authorized legal representative may exercise rights under a Grant. Such persons may not transfer those rights. The rights under a Grant may not be disposed of by transfer, alienation, pledge, encumbrance, assignment, or any other means, whether voluntary, involuntary, or by operation of law, and any such attempted disposition shall be void; provided, however, that when a Grantee dies, the personal representative or other person entitled under a Grant under the 2002 Plan to succeed to the rights of the Grantee (“Successor Grantee”) may exercise the rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.
(ii)	Notwithstanding the foregoing, the Committee may, in its discretion and subject to such limitations and conditions as the Committee deems appropriate, grant nonqualified stock options (or amend previously-granted options) on terms which permit the Grantee to transfer all or part of the stock option, for estate or tax planning purposes or for donative purposes, and without consideration, to a member of the Grantee’s immediate family (as defined by the Committee), a trust for the exclusive benefit of such immediate family members, or a partnership, corporation, limited liability company or similar entity the equity interests of which are owned exclusively by the Grantee and/or one or more members of his or her immediate family. No such stock option or any other Grant shall be transferable incident to divorce. Subsequent transfers of a stock option transferred under this part (ii) shall be prohibited except for transfers to a Successor Grantee upon the death of the transferee.
(b)	Substitute Grants. In the event of a business combination in which another corporation is combined with the Company by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation in which the Company is the surviving entity, the Committee may make Grants to individuals who are or were employees, directors, or consultants to such other corporation in substitution for stock options, performance awards, restricted stock grant, stock appreciation rights, or stock unit awards granted to such individuals by such other corporation that are outstanding at the time of the business combination (“Substituted Stock Incentives”). The terms and conditions of the substitute Grants may vary from the terms and conditions that would otherwise be required by the 2002 Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the exact provisions of the substitute Grants, preserving where practical the provisions of the Substituted Stock Incentives. The Committee shall also determine the number of shares of Lilly Stock to be taken into account under Section 4.

(c)	Subsidiaries. The term “subsidiary” means a corporation, limited liability company or similar form of entity of which Eli Lilly and Company owns directly or indirectly 50 percent or more of the voting power.

(d)	Fractional Shares. Fractional shares shall not be issued or transferred under a Grant, but the Committee may pay cash in lieu of a fraction or round the fraction.
(e)	Compliance with Law. The 2002 Plan, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Lilly Stock under Grants shall be subject to all applicable laws and regulations and to approvals by any governmental or regulatory agency as may be required. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory law or government regulation. The Committee may also adopt rules regarding the withholding of taxes on payment to Grantees.
(f)	Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder of the Company with respect to any shares of Lilly Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the Company’s books.
(g)	No Right to Employment or to Future Grants. The 2002 Plan and the Grants under it shall not confer upon any Eligible Employee or Grantee the right to continue in the employment of the Company or as a member of the Board or affect in any way (i) the right of the Company to terminate the employment of an Eligible Employee or Grantee at any time, with or without notice or cause, or (ii) any right of the Company or its shareholders to terminate the Grantee’s service on the Board. Neither the status of an individual as an Eligible Employee nor the receipt of one or more Grants by a Grantee shall confer upon the Eligible Employee or Grantee any rights to future Grants.
(h)	Foreign Jurisdictions. The Committee may adopt, amend, and terminate such arrangements and make such Grants, not inconsistent with the intent of the 2002 Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign jurisdictions to Grantees who are subject to such laws. The terms and conditions of such foreign Grants may vary from the terms and conditions that would otherwise be required by the 2002 Plan.
(i)	Governing Law. The 2002 Plan and all Grants made under it shall be governed by and interpreted in accordance with the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable Indiana conflict-of-laws principles.
(j)	Effective Date of the Amended 2002 Plan. The amended 2002 Plan is effective January 1, 2009.
(k)	Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all award agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an award agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an award agreement as the Committee deems necessary to comply with such requirements. Notwithstanding the foregoing or anything elsewhere in the Plan or an award agreement to the contrary, if a Grantee is a “specified employee” as defined in Section 409A of the Code, as determined by the

Company in accordance with its procedures, at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Grantee’s termination of Service (or such other period as required to comply with Section 409A). In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Grantee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
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